Exhibit 99.1

Chemomab Therapeutics Announces Second Quarter 2021 Financial Results and Provides a
Business Update

– CM-101 Phase 2a trials in PSC and liver fibrosis continue to enroll patients with data
Expected in 2022 –

– Cash and equivalents of $67 million as of June 30, 2021, expected to fund current operating plan through mid 2023 –

TEL-AVIV, Israel, August 13, 2021 (________NEWSWIRE) -- Chemomab Therapeutics Ltd. (Nasdaq: CMMB), a clinical-stage biotech company focused on the discovery and development of innovative therapeutics for fibrosis-related diseases with high unmet need, today announced financial and operating results for the second quarter ended June 30, 2021 and provided a business update.

Recent Highlights

CM-101 Phase 2a SPRING trial in primary sclerosing cholangitis (PSC) continues to enroll patients in the UK and Israel. The SPRING study is a multi-center, randomized, double-blind, placebo-controlled, multiple dose trial designed to evaluate CM-101’s anti fibrotic effect, as well as its safety, pharmacokinetics and pharmacodynamics in PSC patients. Due to challenges resulting from the evolving conditions caused by the COVID-19 pandemic, Chemomab is expanding the trial sites to include additional territories with significant recruitment potential, and anticipates data in the second half of 2022.

CM-101 Phase 2a SPLASH trial in liver fibrosis remains on track, with data expected in the first half of 2022.  The SPLASH study is a multi-center, randomized, double-blind, placebo-controlled, multiple dose study designed to assess the mechanism of action, safety, pharmacokinetics and pharmacodynamic effects, as well as the anti-fibrotic effects of subcutaneous (SC) CM-101 in NASH patients with fibrosis stage F2-F3.

CM-101 Phase 2 clinical trial of CM-101 for the treatment of Systemic Sclerosis. Chemomab continues the preparations for the Phase 2 trial in Systemic Sclerosis. The trial is planned to be a multi-center, randomized, double-blind, placebo-controlled study designed to test CM-101’s effect on clinically relevant endpoints in diffuse Systemic Sclerosis patients. Chemomab expects to initiate the Phase 2 clinical trial in the first quarter of 2022.

Expanded partnership with AGC Biologics for the manufacture of CM-101. Under terms of the agreement, AGC Biologics, a leading global Biopharmaceutical Contract Development and Manufacturing Organization (CDMO) and Chemomab will work together to optimize, scale up and finalize the CM-101 manufacturing process under GMP conditions towards its testing in pivotal studies. AGC Biologics will manufacture the clinical trial materials at its site in Copenhagen to support Phase 2/3 clinical testing and launch readiness.

Presented a poster at the International Liver Congress 2021 (EASL) held virtually in June 2021. The poster, entitled: “The peri-ductular CCL24 rich niche promotes bile duct fibrosis related liver damage in primary sclerosing cholangitis” highlighted the pivotal role of CCL24 as a main driver of fibrosis in PSC-related pathophysiology and provided further support to the proposed CM-101 mechanism of action in PSC.

Chemomab is advancing in parallel three Phase 2 clinical trials with CM-101 in fibrotic indications; Systemic Sclerosis is planned to be initiated by early 2022 and clinical readouts from the ongoing clinical trials in PSC and liver fibrosis are expected during 2022.

“With two of our three planned Phase 2 trials enrolling patients and our strong cash position, we continue to make solid progress throughout our CM-101 pipeline. We remain highly focused on execution. In the beginning of 2022, we plan to initiate our third Phase 2 trial of CM-101 in Systemic Sclerosis and we look forward to anticipated data readouts in PSC and liver fibrosis in 2022.” said Dr. Adi Mor, CEO of Chemomab. “Our agreement with AGC Biologics is an important step in ensuring the availability of clinical trial material for our future pivotal clinical studies and launch readiness. CM-101 is a very promising therapy with the potential to treat multiple severe and life-threatening inflammatory and fibrotic diseases and we believe we are well positioned to continue advancing our pipeline and executing upon our important milestones.”

Second Quarter 2021 Financial Highlights

●
Cash and cash equivalents (including bank deposits) as of June 30, 2021 were $67 million compared to $58.2 million as of March 31, 2021 and $11.7 million as of December 31, 2020. The existing cash position is expected to fund the Company’s current operating plan until mid 2023.

●
Number of ADSs outstanding on a fully diluted basis as of June 30, 2021 was 12,584,362 (or 251,687,240 ordinary shares) which includes 699,806 ADSs (or 13,996,120 ordinary shares) sold during the quarter ended June 30, 2021 under the Company's ATM program.

●
Research and Development expenses for the three months ended June 30, 2021 were $1.3 million, compared to $0.8 million for the three months ended June 30, 2020. The increase of $0.5 million was primarily related to clinical and pre-clinical activities. R&D expenses are expected to substantially increase over the next several quarters as Chemomab continues to advance the clinical programs.

●
General and administrative expenses were $1.4 million for the three months ended June 30, 2021, compared to $0.2 million for the three months ended June 30, 2020.  The increase of $1.2 million is primarily derived from expenses associated with public company operations.

●	Basic and diluted net loss for the three months ended June 30, 2021 was $2.8 million or ($0.01) per ordinary share, compared to $1.1 million, or ($0.01) per ordinary share, for the prior year period.

For further details on the Company’s financial results, including the results for the six and three months ended June 30, 2021, refer to the Form 10-Q  filed with the SEC.

About Chemomab Therapeutics Ltd.
Chemomab is a clinical-stage biotech company focusing on the discovery and development of innovative therapeutics for fibrosis-related diseases with high unmet need. Based on the unique and pivotal role of the soluble protein CCL24 in promoting fibrosis and inflammation, Chemomab developed CM-101, a monoclonal antibody designed to bind and block CCL24 activity. CM-101 has potential to treat multiple severe and life-threatening inflammatory and fibrotic diseases and is currently undergoing clinical development with primary focus for the orphan diseases, Primary Sclerosing Cholangitis (PSC) and Systemic Sclerosis (SSc).

For more information on Chemomab, please visit www.chemomab.com.

Forward Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These forward-looking statements include, among other things, statements regarding the clinical development pathway for CM-101; the future operations of Chemomab and its ability to successfully initiate and complete clinical trials and achieve regulatory milestones; the nature, strategy and focus of Chemomab; the development and commercial potential and potential benefits of any product candidates of Chemomab; and that the product candidates have the potential to address high unmet needs of patients with serious fibrosis-related diseases and conditions. Any statements contained in this communication that are not statements of historical fact may be deemed to be forward-looking statements. These forward-looking statements are based upon Chemomab’s current expectations. Forward-looking statements involve risks and uncertainties. Because such statements deal with future events and are based on Chemomab’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Chemomab could differ materially from those described in or implied by the statements in this presentation, including: the uncertain and time-consuming regulatory approval process; risks related to Chemomab’s ability to correctly manage its operating expenses and its expenses; Chemomab’s plans to develop and commercialize its product candidates, focusing on  CM-101; the timing of initiation of Chemomab’s planned clinical trials; the timing of the availability of data from Chemomab’s clinical trials; the timing of any planned investigational new drug application or new drug application; Chemomab’s plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Chemomab’s product candidates; Chemomab’s commercialization, marketing and manufacturing capabilities and strategy; Chemomab’s ability to protect its intellectual property position; and the requirement for additional capital to continue to advance these product candidates, which may not be available on favorable terms or at all. Additional risks and uncertainties relating to Chemomab’s and its business can be found under the caption “Risk Factors” and elsewhere in Chemomab’s filings and reports with the SEC. Chemomab expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Chemomab’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Contact:

Investor Relations:
Irina Koffler
LifeSci Advisors, LLC
Phone: +1-917-734-7387
ir@chemomab.com

Chemomab Therapeutics:
Sharon Elkobi
VP, Business Development
Phone: +972773310156
bd@chemomab.com

Condensed Consolidated Balance Sheets

In USD thousands (except share amounts)

	June 30,	December 31,
	2021	2020
Assets	Unaudited	Audited

Current assets
Cash and cash equivalents	45,396	11,674
Short term bank deposits	21,524	24
Other receivables and prepaid expenses	1,915	141

Total current assets	68,835	11,839

Non-current assets
Long term deposit	-	4
Long term prepaid expenses	995	-
Property and equipment, net	243	152
Restricted cash	53	53
Operating lease right-of-use assets	392	428
Total non-current assets	1,683	637

Total assets	70,518	12,476

Current liabilities
Trade payables	472	93
Accrued expenses	977	715
Employee and related expenses	638	438
Operating lease liabilities	72	70

Total current liabilities	2,159	1,316

Non-current liabilities
Operating lease liabilities - long term	320	358

Total non-current liabilities	320	358

Commitments and contingent liabilities

Total liabilities	2,479	1,674

Shareholders' equity
Ordinary shares no par value - Authorized: 650,000,000 shares as of June 30, 2021 and 500,000,000 shares as of December 31, 2020; Issued and outstanding: 227,956,060 ordinary shares at June 30, 2021 and 9,274,838 ordinary shares at December 31, 2020	-	-
Additional paid in capital	96,208	34,497
Accumulated deficit	(28,169)	(23,695)

Total shareholders’ equity	68,039	10,802
Total liabilities and shareholders’ equity	70,518	12,476

•	Number of shares has been retroactively adjusted to reflect the share reverse split effected on March 16, 2021

Condensed Consolidated Interim Statements of Operations (Unaudited)

In USD thousands

	Three months	Three months	Six months	Six months
	Ended	ended	Ended	ended
	June 30,	June 30,	June 30,	June 30,
	2021	2020	2021	2020

Operating expenses

Research and development	1,307	847	2,464	2,399

General and administrative	1,446	254	1,988	406

Total operating expenses	2,753	1,101	4,452	2,805

Financing expenses (income), net	17	(20)	22	(29)

Net loss for the period	2,770	1,081	4,474	2,776
Basic and diluted loss per Ordinary Share*	0.013	0.008	0.024	0.021
Weighted average number of Ordinary Shares outstanding, basic, and diluted*	216,266,993	129,761,778	186,840,022	129,761,778

*          Number of shares has been retroactively adjusted based on the equivalent number of shares received by the accounting acquirer in the reverse recapitalization transaction